AgroFresh Solutions Reports Results for Third Quarter and First Nine Months of 2018

Generated third quarter organic growth of 6%

Further progress on diversification growth strategy; FreshCloud advancements announced

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Net sales increased 13% to $68.7 million for the third quarter and increased 14% to $125.5 million for the first nine months of 2018 versus the prior year periods; organic sales up 6% and 2%, respectively

•	Further diversification with 70% of net sales related to apples in the first nine months of 2018 compared to 80% in the prior year period

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Net income of $3.5 million for the third quarter of 2018; net loss of $27.9 million for the first nine months of 2018 compares to net income of $0.1 million in the first nine months of 2017, which included a one-time tax benefit and a gain on foreign currency exchange, together totaling $26 million

•	Adjusted EBITDA[1] increased 1% to $34.6 million for the third quarter of 2018; increased 1% to $42.5 million for the first nine months of 2018

PHILADELPHIA, November 7, 2018 -- AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (NASDAQ: AGFS), a global leader in produce freshness solutions, today announced its financial results for the third quarter and first nine months of fiscal 2018, ended September 30, 2018.

Jordi Ferre, Chief Executive Officer, commented, "We are pleased to report 13% growth, including 6% organic growth, in the third quarter of 2018 compared to the prior year period, and believe this is indicative of the strength of our core business. We saw growth in SmartFresh driven by our European business as well as continued progress in diversification to other crops such as pears. Our efforts continue to be focused on advancing our growth initiatives in new product development, innovation and partnerships. During the third quarter, we started the roll-out of RipeLock across a major United States retailer and launched our FreshCloud platform, which adds knowledge-based solutions to fresh produce supply chains from the field to the retail store. This platform provides us access to large new potential markets where technology is quickly becoming an enabler of food preservation and waste reduction, while helping our partners leverage AgroFresh’s more than 20 years of hands-on knowledge of their business to maximize returns."
“As we look to the future, we remain encouraged by the strong macro fundamentals that support the need for food preservation technologies and believe that our ability to deliver differentiated solutions alongside a high-touch service offering is the cornerstone of our competitive strengths. While we have seen a modest decline in gross margin due to our strategic initiative to diversify our sales, we remain focused on productivity improvements as our operations scale and we seek to increase shareholder value over the long-term.”
Financial Highlights for the Third Quarter of 2018
Net sales for the third quarter of 2018 increased 13%, from $60.8 million to $68.7 million, compared to the third quarter of 2017, driven by organic growth and our acquisition of Tecnidex in December 2017, which contributed $4.0 million of the increase. Organic revenue growth was led by SmartFresh, which grew in Europe due to increased penetration and crop size.
Gross profit increased 6%, to $52.0 million, in the third quarter of 2018 compared to the prior year period. Gross margin of 75.7% was consistent with expectations and in line with the Company’s strategy of diversifying its revenue mix with newer product solutions such as Tecnidex, Harvista and RipeLock.

Research and development costs were $3.5 million in the third quarter of 2018, up slightly versus the prior year period, driven by the addition of Tecnidex.
Selling, general and administrative expenses were $18.2 million in the third quarter of 2018 as compared to $14.5 million in the prior year period. The increase was primarily driven by the addition of Tecnidex, costs associated with personnel changes and other non-recurring costs, including litigation.
Third quarter of 2018 net income of $3.5 million includes a loss on foreign currency exchange of $4.7 million, compared to net income of $9.5 million in the prior year period. Adjusted EBITDA was up 1% in the third quarter of 2018 versus the prior year period, to $34.6 million.
As of September 30, 2018, cash and cash equivalents were $26.0 million.
Footnote:
(1) Adjusted EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of Adjusted EBITDA and the tables at the end of this press release for a reconciliation of this Non-GAAP financial measure to GAAP results.

Conference Call

The Company will host a conference call and webcast where members of the executive management team will discuss these results with additional comments and details today, November 7, 2018 at 4:30 pm E.T. The conference call and supplemental earnings presentation will be available live over the internet through the “Events & Presentations” page of the Investor Relations section of the Company’s website at www.agrofresh.com. To participate on the live call listeners in the United States may dial 855-327-6837 and international listeners may dial 631-891-4304.

A replay of the conference call will be archived on the Company's website and telephonic playback will be available from 7:30 pm. ET, November 7, 2018 through November 21, 2018. Listeners in the United States may dial 844-512-2921 and international listeners may dial 412-317-6671. The passcode is 10005724.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measures EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company's management to evaluate the Company's performance, including incentive bonuses and for bank covenant reporting. Management believes that these measures enhance a reader's understanding of the operating and financial performance of the Company and facilitate a better comparison between fiscal periods. EBITDA excludes income taxes, interest expense and depreciation and amortization, whereas Adjusted EBITDA further excludes items that are non-cash, infrequent, or non-recurring, such as share-based compensation, severance, litigation and M&A related costs, to provide further meaningful information for evaluation of the Company’s performance.
The Company does not intend for the non-GAAP financial measures contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures. Reconciliations of the non-GAAP financial measures EBITDA and Adjusted EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.

About AgroFresh
AgroFresh Solutions, Inc. (Nasdaq: AGFS) is a global leader in delivering innovative food preservation and waste reduction solutions for fresh produce. The Company is empowering the food industry with Smarter Freshness, a range of integrated solutions designed to help growers, packers and retailers improve produce freshness and quality, reducing waste. AgroFresh's solutions range from pre-harvest with Harvista™ and LandSpring™ to its marquee SmartFresh™ Quality System, which includes SmartFresh™, AdvanStore™ and ActiMist™, working together to maintain the quality of stored produce. AgroFresh has a controlling interest in Tecnidex, a leading provider of post-harvest fungicides, waxes, coatings and biocides for the citrus market. Additionally, the Company's initial retail solution, RipeLock™, optimizes banana ripening for the benefit of retailers and consumers. AgroFresh has key products registered in over 45 countries, with approximately 3,700 direct customers and services over 25,000 storage rooms globally. For more information, please visit www.agrofresh.com.
™Trademark of AgroFresh Inc.

Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; risks associated with acquisitions and investments, including that the Company’s acquisition of Tecnidex may not yield the results expected; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
For AgroFresh Solutions, Inc.
Jeff Sonnek - Investor Relations
ICR Inc.
Jeff.Sonnek@icrinc.com
646-277-1263

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	September 30, 2018	December 31, 2017

ASSETS
Current Assets:
Cash and cash equivalents	$26,022	$64,533
Accounts receivable, net of allowance for doubtful accounts of $1,907 and $1,550, respectively	96,477	71,509
Inventories	18,307	24,109
Other current assets	19,247	18,684
Total current assets	160,053	178,835
Property and equipment, net	13,929	12,200
Goodwill	6,528	9,402
Intangible assets, net	725,653	757,882
Deferred income tax assets	7,020	8,198
Other assets	16,857	16,746
TOTAL ASSETS	$930,040	$983,263

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,916	$15,014
Current portion of long-term debt	8,717	7,926
Income taxes payable	5,753	5,931
Accrued expenses and other current liabilities	62,200	65,809
Total current liabilities	91,586	94,680
Long-term debt	399,960	402,868
Other noncurrent liabilities	38,518	38,505
Deferred income tax liabilities	30,806	31,130
Total liabilities	560,870	567,183

Commitments and contingencies (see Note 17)
Stockholders’ equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 51,100,591 and 51,002,234 shares issued and 50,439,210 and 50,340,853 shares outstanding at September 30, 2018 and December 31, 2017, respectively	5	5
Preferred stock; par value $0.0001, 1 share authorized and outstanding at September 30, 2018 and December 31, 2017	—	—
Treasury stock; par value $0.0001, 661,381 shares at September 30, 2018 and December 31, 2017	(3,885)	(3,885)
Additional paid-in capital	535,043	533,015
Accumulated deficit	(136,611)	(108,729)
Accumulated other comprehensive loss	(33,383)	(12,769)
Total AgroFresh stockholders’ equity	361,169	407,637
Non-controlling interest	8,001	8,443
Total stockholders' equity	369,170	416,080
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$930,040	$983,263

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
Net sales	$68,698	$60,772	$125,470	$109,891
Cost of sales (excluding amortization, shown separately below)	16,662	11,620	32,910	21,365
Gross profit	52,036	49,152	92,560	88,526
Research and development expenses	3,491	3,071	10,293	10,103
Selling, general, and administrative expenses	18,212	14,462	50,133	44,328
Amortization of intangibles	12,002	10,445	34,342	31,335
Change in fair value of contingent consideration	307	(1,424)	543	(2,420)
Operating income (loss)	18,024	22,598	(2,751)	5,180
Other (loss) income	(189)	(295)	419	(40)
(Loss) gain on foreign currency exchange	(4,731)	(487)	472	10,584
Interest expense, net	(9,132)	(8,638)	(26,250)	(27,495)
Income (loss) before income taxes	3,972	13,178	(28,110)	(11,771)
Income tax expense (benefit)	1,018	3,632	214	(11,895)
Net income (loss) including non-controlling interests	$2,954	$9,546	$(28,324)	$124
Less: Net loss attributable to non-controlling interests	(516)	—	(442)	—
Net income (loss) attributable to AgroFresh Solutions, Inc	$3,470	$9,546	$(27,882)	$124

Net income (loss) per share:
Basic	$0.06	$0.19	$(0.57)	$—
Diluted	$0.06	$0.19	$(0.57)	$—
Weighted average shares outstanding:
Basic	49,853,181	49,676,923	49,671,648	49,852,337
Diluted	50,309,979	50,169,434	49,671,648	50,134,591

Non-GAAP Measure

The following table sets forth the non-GAAP financial measures of EBITDA and Adjusted EBITDA. The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s performance (including incentive bonuses and for bank covenant reporting), are more indicative of future operating performance of the Company, and facilitate a better comparison among fiscal periods. These non-GAAP results are presented for supplemental informational purposes only and should not be considered a substitute for the financial information presented in accordance with GAAP.

The following is reconciliation between the non-GAAP financial measure of EBITDA and Adjusted EBITDA to its most directly comparable GAAP financial measure, net income (loss):

(in thousands)	Three Months Ended September 30, 2018	Three Months Ended September 30, 2017	Nine Months Ended September 30, 2018	Nine Months Ended September 30, 2017
GAAP net income (loss) including non-controlling interests	$2,954	$9,546	$(28,324)	$124
Provision (benefit) for income taxes	1,018	3,632	214	(11,895)
Interest expense(1)	9,132	8,638	26,250	27,495
Depreciation and amortization	12,533	11,056	35,486	33,102
Non-GAAP EBITDA	$25,637	$32,872	$33,626	$48,826
Share-based compensation	188	340	2,088	1,708
Severance related costs(2)	1,711	221	2,046	261
Other non-recurring costs(3)	2,035	1,783	4,655	4,080
Loss (gain) on foreign currency exchange(4)	4,731	487	(472)	(10,584)
Mark-to-market adjustments, net(5)	307	(1,428)	543	(2,426)
Non-GAAP Adjusted EBITDA	$34,609	$34,275	$42,486	$41,865

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(1)    Interest on the term loan and accretion for debt discounts, debt issuance costs and contingent consideration
(2)     Severance costs related to former executives
(3)    Costs related to certain professional and other infrequent or non-recurring fees, including those associated with becoming a     stand-alone public company, litigation and M&A related fees
(4)    Loss (gain) on foreign currency exchange relates to net losses and gains resulting from transactions denominated in a currency     other than the entity's functional currency.
(5)     Non-cash adjustment to the fair value of contingent consideration related to the Tax Receivable Agreement and earnout.